Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place,

St. Paul, Minnesota 55102

Michael J. Monahan (651) 250-2809
Andrew C. Hedberg (651) 250-2185

ECOLAB THIRD QUARTER REPORTED DILUTED CONTINUING OPERATIONS EPS $0.85

ADJUSTED DILUTED CONTINUING OPERATIONS EPS $1.15, -24%

RESULTS SHOW SIGNIFICANT IMPROVEMENT FROM SECOND QUARTER

THIRD QUARTER HIGHLIGHTS:

●	Third quarter results showed significant improvement from the second quarter, while still reflecting the divergent impacts from COVID-19 on the business segments.
●	Reported sales from continuing operations -6% from the year-ago period. Acquisition adjusted fixed currency sales -8% as strong growth in the Healthcare & Life Sciences segment was more than offset by a modest Industrial segment decrease and significant (though substantially narrowed versus the second quarter) declines in the Institutional & Specialty and Other segments.
●	Reported diluted EPS from continuing operations $0.85, -43% versus last year.
●	Adjusted diluted EPS from continuing operations, excluding special gains and charges and discrete tax items, were $1.15, -24% from the comparable period last year. The adjusted EPS decrease reflects COVID-19 related volume declines, reduced operating leverage and unfavorable business mix that more than offset pricing, lower discretionary spending and cost savings initiatives.

	Third Quarter Ended September 30
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2020	2019	Change	2020	2019	Change
Net sales	$3,018.6	$3,224.0	(6)%	$3,018.6	$3,224.0	(6)%
Operating income	411.4	549.0	(25)%	455.9	585.3	(22)%
Net income from continuing operations attributable to Ecolab	246.2	435.9	(44)%	332.3	446.1	(26)%

Diluted earnings per share
Net income from continuing operations attributable to Ecolab	$0.85	$1.49	(43)%	$1.15	$1.52	(24)%

				Adjusted
	Fixed Currency Rates		%	Fixed Currency Rates		%
	2020	2019	Change	2020	2019	Change
Net sales	$3,047.2	$3,234.7	(6)%	$3,047.2	$3,234.7	(6)%
Operating income	417.2	551.9	(24)%	461.7	588.2	(22)%

Ecolab separated the ChampionX business, formerly the Upstream Energy Segment, on June 3, 2020. The operations related to ChampionX prior to the separation have been reclassified to discontinued operations. All sales and earnings comments in this release, unless specifically noted, compare against the results of our continuing operations.

ST. PAUL, Minn., October 27, 2020: Ecolab’s third quarter results significantly improved from the second quarter, while still reflecting the divergent impacts of COVID-19 on the business segments. Strong top and bottom line growth in the Healthcare & Life Sciences segment and further strong income growth in the Industrial segment were more than offset by significant (though substantially narrowed from the second quarter) declines in the Institutional & Specialty and Other segments. Adjusted earnings from continuing operations reflected the COVID-19 related volume declines, reduced operating leverage and unfavorable mix that more than offset pricing, lower discretionary spending and cost savings initiatives.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, “Third quarter sales and earnings showed significant improvement from the COVID-19 related lows in the second quarter, principally led by our Institutional division, as recovering customer trends along with our new business wins, better customer penetration and cost efficiency actions drove improved sequential results.

“We expect the improvement to continue in our fourth quarter, though likely at a slower rate as the second COVID-19 wave impacts reopenings. At the same time, the opportunities and challenges created by COVID-19 are much clearer. Our accelerated investments in hand care and sanitizer capacity are paying off. Our continued digital investments and accelerated field technology deployment are enabling us to provide excellent customer support even where we cannot be there in person, and they are also paving the way for continued field team efficiency improvements and allowing us to further drive down our cost to serve while simultaneously improving our ability to deliver value.

“The steps we have taken this year are positioning us well, and our confidence that our business is set for strong growth going forward has never been greater. In the first quarter we stated our goal for 2020 was to position us for maximum post-COVID success. We feel even better about our progress, as our positioning, our customer offerings, our cost structure and our team – and most importantly, our ability to leverage all of these for the benefit of our customers, shareholders and communities – have only gotten stronger.”

Third Quarter 2020 Consolidated Results

Ecolab's third quarter reported and fixed currency sales both decreased 6%. Acquisition and divestiture adjusted fixed currency sales decreased 8% when compared to the prior year.

Third quarter 2020 reported operating income decreased 25% when compared to the prior year and fixed currency operating income decreased 24%; both include the impact of special charges, which were primarily related to restructuring activities. Adjusted fixed currency operating income decreased 22% as lower volume, reduced operating leverage and unfavorable business mix more than offset pricing, lower discretionary spending and cost savings initiatives.

Reported other income, which primarily consists of the return on pension assets and other non-service costs of our pension obligations, decreased 27%, reflecting the amortization of prior year losses driven by the impact of lower discount rates on liabilities.

Reported interest expense increased 192% in the quarter primarily reflecting debt refinancing charges and higher average debt levels through the quarter; adjusted for the debt refinancing charges, interest expense increased 12% versus last year.

The reported income tax rate for the third quarter of 2020 was 14.5% compared with the reported rate of 15.9% in the third quarter of 2019. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the third quarter of 2020 was 20.0% compared with the adjusted tax rate of 19.6% in the third quarter of 2019.

Third quarter 2020 reported net income attributable to Ecolab decreased 44%. Excluding the impact of special gains and charges and discrete tax items, adjusted net income attributable to Ecolab decreased 26% versus the prior year.

Reported diluted earnings per share decreased 43%. Adjusted diluted earnings per share declined 24% when compared against third quarter 2019. Currency translation had a $0.01 unfavorable impact on third quarter 2020 adjusted diluted earnings per share.

Third Quarter 2020 Segment Review

Segment results reflect the continuing operations of the Company.

Global Industrial

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2020	2019	% Change	% Change

Fixed currency
Sales	$1,491.1	$1,517.1	(2)%	(3)%
Operating income	297.8	249.8	19%	18%
Operating income margin	20.0%	16.5%
Acq. adj. operating income margin	20.2%	16.6%

Public currency
Sales	$1,470.2	$1,512.6	(3)%
Operating income	293.4	248.1	18%

The Industrial segment includes Water, Food & Beverage, Downstream and Paper

Acquisition adjusted fixed currency sales decreased 3% as flat Food & Beverage sales were more than offset by declines in the other Industrial businesses, reflecting unfavorable COVID-19 related impacts on their end markets. Acquisition adjusted fixed currency operating income increased 18% reflecting pricing, lower discretionary spending and cost savings initiatives that more than offset the lower volume.

Global Institutional & Specialty

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2020	2019	% Change	% Change

Fixed currency
Sales	$901.3	$1,150.6	(22)%	(22)%
Operating income	82.6	280.9	(71)%	(71)%
Operating income margin	9.2%	24.4%
Acq. adj. operating income margin	9.1%	24.4%

Public currency
Sales	$896.3	$1,148.1	(22)%
Operating income	82.0	280.4	(71)%

The Institutional & Specialty segment includes Institutional and Specialty

Acquisition adjusted fixed currency sales declined 22%. Flat Specialty sales were more than offset by a significant decline in the Institutional business, which narrowed substantially from the second quarter. Results reflected the impact of COVID-19, as it drove continued very strong sanitizing product sales that were more than offset by significantly reduced restaurant, lodging and entertainment facility demand for other products due to the pandemic. Acquisition adjusted fixed currency operating income fell 71% reflecting the significant volume decline, reduced operating leverage and unfavorable mix that more than offset lower discretionary spending and cost savings initiatives.

Global Healthcare & Life Sciences

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2020	2019	% Change	% Change

Fixed currency
Sales	$320.9	$243.9	32%	29%
Operating income	66.0	36.3	82%	82%
Operating income margin	20.6%	14.9%
Acq. adj. operating income margin	20.9%	14.9%

Public currency
Sales	$321.5	$241.7	33%
Operating income	65.7	35.7	84%

The Healthcare & Life Sciences segment includes Healthcare and Life Sciences

Acquisition adjusted fixed currency sales grew 29% led by increased sales due to the COVID-19 related demand in both the Healthcare and Life Sciences businesses. Acquisition adjusted fixed currency operating income grew 82% reflecting the strong volume gains, favorable mix, improved pricing and cost savings that more than offset higher delivered product costs.

Other

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2020	2019	% Change	% Change

Fixed currency
Sales	$285.7	$323.1	(12)%	(12)%
Operating income	45.2	51.4	(12)%	(12)%
Operating income margin	15.8%	15.9%
Acq. adj. operating income margin	15.8%	15.9%

Public currency
Sales	$283.7	$321.6	(12)%
Operating income	44.7	51.2	(13)%

The Other segment includes Pest Elimination, Textile Care and Colloidal Technologies

Acquisition adjusted fixed currency sales declined 12% primarily reflecting significantly reduced Textile Care demand. Acquisition adjusted fixed currency operating income decreased 12% due to the impact of lower volume and reduced operating leverage which more than offset pricing, lower discretionary spending and cost savings initiatives.

Corporate

Corporate segment includes sales of $48 million to ChampionX under the Master Cross Supply and Product Transfer agreements entered into as part of the ChampionX separation. Corporate expense includes amortization expense of $30 million in the third quarter of 2020 and $30 million in the third quarter of 2019 related to the Nalco merger intangible assets. Corporate expense also includes net special charges of $44 million ($34 million after tax) in the third quarter of 2020. These charges are primarily related to the previously announced efficiency initiative. During the third quarter of 2020, we expanded the previously announced efficiency initiative, with estimated costs of $275 million ($210 million net of tax) and savings of $335 million (previously $270 million) by the end of 2022.

Special gains and charges for the third quarter of 2019 were a net charge of $36 million ($24 million after tax) primarily related to the previously announced efficiency initiative.

Business Outlook

The continued uncertain outlook regarding the full extent of COVID-19’s impact on the global economy and its longevity do not yet provide an adequate basis for us to provide either quarterly or annual earnings forecasts.

We expect full year 2020 Healthcare & Life Sciences segment sales to show strong growth over the prior year, with modest pressure on our Industrial segment business sales and lessening but still significant pressure on results for our Institutional & Specialty and Other segments, with the COVID-19 impact on restaurant, hospitality and entertainment to result in a significant decline for the Institutional division sales within the Institutional & Specialty segment for the full year. We expect sequential improvement from third quarter levels as our product and service innovation, investments in new hygiene and digital technologies, and successful sales and profit initiatives augment a continuing recovery in customer activity.

About Ecolab

A trusted partner at nearly three million commercial customer locations, Ecolab (ECL) is the global leader in water, hygiene and infection prevention solutions and services. With annual sales of $13 billion and more than 45,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and personalized service to advance food safety, maintain clean and safe environments, optimize water and energy use, and improve operational efficiencies and sustainability for customers in the food, healthcare, hospitality and industrial markets in more than 170 countries around the world. www.ecolab.com

Ecolab will host a live webcast to review the third quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including the impact of the coronavirus outbreak on our sales, operating results and cash flows, investments in technologies, restructuring costs and savings, and forecasted financial and business results, including sales and earnings per share. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the coronavirus, numerous factors will determine the extent of the impact on our business, including the extent to which the COVID-19 pandemic continues to spread; actions by various governments to address the COVID-19 pandemic, such as stay-at-home orders and restrictions on gatherings and travel; scientific advances to combat COVID-19; the time it takes for our key end markets to recover; the financial health of our customers and channel partners; potential supply chain disruptions; and the health and welfare of our employees.

Additional risks and uncertainties that may affect operating results and business performance are set forth under the heading “Item 1A. Risk Factors” in Exhibit 99.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on September 25, 2020, and our other public filings with the SEC, and include the effects and duration of the coronavirus (COVID-19) pandemic, the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; potential information technology infrastructure failures or breaches in data security; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; our ability to attract, retain and develop high caliber management talent to lead our business; our ability to successfully compete with respect to value, innovation and customer support; exposure to global economic, political and legal risks related to our international operations; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers or vendors; the costs and effects of complying with laws and regulations, including those relating to the environment, to the manufacture, storage, distribution, sale and use of our products and to labor and employment, as well as to the conduct of our business generally; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures (including with respect to continuing operations) include:

●	fixed currency sales
●	acquisition adjusted fixed currency sales
●	adjusted cost of sales
●	adjusted gross margin
●	fixed currency operating income
●	fixed currency operating income margin
●	adjusted operating income
●	adjusted fixed currency operating income
●	adjusted fixed currency operating income margin
●	acquisition adjusted fixed currency operating income
●	acquisition adjusted fixed currency operating income margin
●	adjusted other income expense
●	adjusted interest expense
●	adjusted tax rate
●	adjusted net income attributable to Ecolab
●	adjusted diluted earnings per share
●	adjusted diluted operating earnings per share
●	free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges, discrete tax items and certain external factors that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2020. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco merger or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this report) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2020	2019	Change	2020	2019	Change

Product and equipment sales	$2,426.4	$2,591.8		$7,017.5	$7,511.6
Service and lease sales	592.2	632.2		1,707.4	1,806.2
Net sales	3,018.6	3,224.0	(6)%	8,724.9	9,317.8	(6)%
Product and equipment cost of sales	1,405.4	1,413.0		4,071.6	4,175.7
Service and lease cost of sales	364.2	367.9		1,053.9	1,061.0
Cost of sales (2)	1,769.6	1,780.9	(1)%	5,125.5	5,236.7	(2)%
Selling, general and administrative expenses	802.6	869.2	(8)%	2,499.5	2,665.3	(6)%
Special (gains) and charges (2)	35.0	24.9		120.3	88.8
Operating income	411.4	549.0	(25)%	979.6	1,327.0	(26)%
Other (income) expense	(15.1)	(20.8)	(27)%	(45.6)	(62.9)	(28)%
Interest expense, net (2)	134.8	46.1	192%	241.8	144.6	67%
Income before income taxes	291.7	523.7	(44)%	783.4	1,245.3	(37)%
Provision for income taxes	42.4	83.4	(49)%	103.5	202.1	(49)%
Net income including noncontrolling interest	249.3	440.3	(43)%	679.9	1,043.2	(35)%
Net income attributable to noncontrolling interest	3.1	4.4		12.8	12.3
Net income from continuing operations attributable to Ecolab	246.2	435.9	(44)%	667.1	1,030.9	(35)%
Net income from discontinued operations, net of tax (1)	-	28.3	(100)%	(2,172.5)	98.4	(2308)%
Net income attributable to Ecolab	$246.2	$464.2	(47)%	($1,505.4)	$1,129.3	(233)%

Earnings attributable to Ecolab per common share
Basic
Continuing operations	$0.86	$1.51	(43)%	$2.32	$3.58	(35)%
Discontinued operations	-	$0.10	(100)%	($7.56)	$0.34	(2324)%
Earnings attributable to Ecolab	$0.86	$1.61	(47)%	($5.24)	$3.92	(234)%
Diluted
Continuing operations	$0.85	$1.49	(43)%	$2.29	$3.52	(35)%
Discontinued operations	-	$0.10	(100)%	($7.47)	$0.34	(2297)%
Earnings attributable to Ecolab	$0.85	$1.59	(47)%	($5.18)	$3.86	(234)%

Weighted-average common shares outstanding
Basic	285.4	288.1	(1)%	287.5	288.0	0%
Diluted	288.4	292.8	(2)%	290.8	292.5	(1)%

(1) Net Income (loss) attributable to discontinued operations, net of tax, relates to the separation of ChampionX.
(2) Cost of sales, Special (gains) and charges and Interest expense, net in the Consolidated Statement of Income above include the following:

	Third Quarter Ended			Nine Months Ended
	September 30			September 30
(millions)	2020	2019		2020	2019

Cost of sales
Restructuring activities	$1.0	$6.3		$6.6	$16.2
Acquisition and integration activities	1.5	5.1		4.1	6.6
Other	7.0	-		34.9	-
Subtotal (a)	9.5	11.4		45.6	22.8

Special (gains) and charges
Restructuring activities	26.9	19.3		31.4	70.2
Acquisition and integration activities	2.7	2.0		5.5	4.9
Disposal and impairment charges	-	-		45.9	-
Other	5.4	3.6		37.5	13.7
Subtotal	35.0	24.9		120.3	88.8

Interest expense, net	83.1	-		83.8	0.2

Total special (gains) and charges	$127.6	$36.3		$249.7	$111.8

(a) Special charges of $7.8 million and $11.4 million in the third quarter of 2020 and 2019, respectively, and $38.1 million and $22.8 million for the first nine months of 2020 and 2019, respectively, were recorded in product and equipment cost of sales. Special charges of $1.7 million in the third quarter of 2020 and $7.5 million for the first nine months of 2020 were recorded in service and lease cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Third Quarter Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2020	2019	Change	2020	2019	Change
Net Sales
Global Industrial	$1,491.1	$1,517.1	(2)%	$1,470.2	$1,512.6	(3)%
Global Institutional & Specialty	901.3	1,150.6	(22)%	896.3	1,148.1	(22)%
Global Healthcare & Life Sciences	320.9	243.9	32%	321.5	241.7	33%
Other	285.7	323.1	(12)%	283.7	321.6	(12)%
Corporate	48.2	-	*	46.9	-	*
Subtotal at fixed currency rates	3,047.2	3,234.7	(6)%	3,018.6	3,224.0	(6)%
Currency impact	(28.6)	(10.7)	*	-	-	*
Consolidated reported GAAP net sales	$3,018.6	$3,224.0	(6)%	$3,018.6	$3,224.0	(6)%

Operating Income
Global Industrial	$297.8	$249.8	19%	$293.4	$248.1	18%
Global Institutional & Specialty	82.6	280.9	(71)%	82.0	280.4	(71)%
Global Healthcare & Life Sciences	66.0	36.3	82%	65.7	35.7	84%
Other	45.2	51.4	(12)%	44.7	51.2	(13)%
Corporate	(74.4)	(66.5)	*	(74.4)	(66.4)	*
Subtotal at fixed currency rates	417.2	551.9	(24)%	411.4	549.0	(25)%
Currency impact	(5.8)	(2.9)	*	-	-	*
Consolidated reported GAAP operating income	$411.4	$549.0	(25)%	$411.4	$549.0	(25)%

	Nine Months Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2020	2019	Change	2020	2019	Change
Net Sales
Global Industrial	$4,410.3	$4,414.8	0%	$4,329.4	$4,414.8	(2)%
Global Institutional & Specialty	2,695.8	3,283.3	(18)%	2,671.4	3,279.3	(19)%
Global Healthcare & Life Sciences	875.0	723.7	21%	863.8	721.1	20%
Other	810.4	904.0	(10)%	801.1	902.6	(11)%
Corporate	60.5	-	*	59.2	-	*
Subtotal at fixed currency rates	8,852.0	9,325.8	(5)%	8,724.9	9,317.8	(6)%
Currency impact	(127.1)	(8.0)	*	-	-	*
Consolidated reported GAAP net sales	$8,724.9	$9,317.8	(6)%	$8,724.9	$9,317.8	(6)%

Operating Income
Global Industrial	$787.4	$632.1	25%	$770.5	$631.0	22%
Global Institutional & Specialty	228.0	690.1	(67)%	225.9	688.6	(67)%
Global Healthcare & Life Sciences	154.5	92.3	67%	151.2	91.5	65%
Other	88.1	119.0	(26)%	87.1	118.7	(27)%
Corporate	(255.7)	(202.6)	*	(255.1)	(202.8)	*
Subtotal at fixed currency rates	1,002.3	1,330.9	(25)%	979.6	1,327.0	(26)%
Currency impact	(22.7)	(3.9)	*	-	-	*
Consolidated reported GAAP operating income	$979.6	$1,327.0	(26)%	$979.6	$1,327.0	(26)%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	September 30	December 31	September 30
(millions)	2020	2019	2019
Assets
Current assets
Cash and cash equivalents	$1,034.7	$118.8	$58.3
Accounts receivable, net	2,320.7	2,382.0	2,318.1
Inventories	1,287.8	1,081.6	1,140.3
Other current assets	348.8	295.2	376.4
Current assets of discontinued operations	-	950.8	977.0
Total current assets	4,992.0	4,828.4	4,870.1

Property, plant and equipment, net	3,146.2	3,228.3	3,136.3
Goodwill	5,958.0	5,569.1	5,539.1
Other intangible assets, net	3,023.4	2,927.5	2,957.2
Operating lease assets	433.9	466.7	463.1
Other assets	543.6	516.3	524.7
Long-term assets of discontinued operations	-	3,332.8	3,345.1
Total assets	$18,097.1	$20,869.1	$20,835.6

Liabilities and Equity
Current liabilities
Short-term debt	$247.3	$380.5	$779.1
Accounts payable	1,108.4	1,075.3	1,044.9
Compensation and benefits	456.0	565.7	505.3
Income taxes	53.3	136.9	70.3
Other current liabilities	1,241.4	1,110.7	1,139.5
Current liabilities of discontinued operations	-	361.5	380.4
Total current liabilities	3,106.4	3,630.6	3,919.5

Long-term debt	6,667.7	5,973.1	5,966.5
Postretirement health care and pension benefits	1,081.2	1,084.4	792.5
Deferred income taxes	580.6	537.3	613.4
Operating lease liabilities	310.7	346.0	344.0
Other liabilities	301.1	269.8	285.5
Long-term liabilities of discontinued operations	-	302.1	301.8
Total liabilities	12,047.7	12,143.3	12,223.2

Equity
Common stock	362.1	359.6	359.4
Additional paid-in capital	6,177.3	5,907.1	5,874.1
Retained earnings	8,079.9	9,993.7	9,699.7
Accumulated other comprehensive loss	(1,945.9)	(2,089.7)	(1,884.7)
Treasury stock	(6,658.7)	(5,485.4)	(5,480.8)
Total Ecolab shareholders’ equity	6,014.7	8,685.3	8,567.7
Noncontrolling interest	34.7	40.5	44.7
Total equity	6,049.4	8,725.8	8,612.4
Total liabilities and equity	$18,097.1	$20,869.1	$20,835.6

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2020	2019	2020	2019

Net sales
Reported GAAP net sales	$3,018.6	$3,224.0	$8,724.9	$9,317.8
Effect of foreign currency translation	28.6	10.7	127.1	8.0
Non-GAAP fixed currency sales	3,047.2	3,234.7	8,852.0	9,325.8
Effect of acquisitions and divestitures	(95.2)	(17.2)	(159.7)	(18.4)
Non-GAAP acquisition adjusted fixed currency sales	2,952.0	3,217.5	8,692.3	9,307.4

Cost of sales
Reported GAAP cost of sales	$1,769.6	$1,780.9	$5,125.5	$5,236.7
Special (gains) and charges	9.5	11.4	45.6	22.8
Non-GAAP adjusted cost of sales	$1,760.1	$1,769.5	$5,079.9	$5,213.9

Gross margin
Reported GAAP gross margin	41.4%	44.8%	41.3%	43.8%
Non-GAAP adjusted gross margin	41.7%	45.1%	41.8%	44.0%

Operating income
Reported GAAP operating income	$411.4	$549.0	$979.6	$1,327.0
Effect of foreign currency translation	5.8	2.9	22.7	3.9
Non-GAAP fixed currency operating income	417.2	551.9	1,002.3	1,330.9
Special (gains) and charges	44.5	36.3	165.9	111.6
Non-GAAP adjusted fixed currency operating income	461.7	588.2	1,168.2	1,442.5
Effect of acquisitions and divestitures	(5.4)	(1.2)	(7.4)	(1.2)
Non-GAAP acquisition adjusted fixed currency operating income	$456.3	$587.0	$1,160.8	$1,441.3

Operating income margin
Reported GAAP operating income margin	13.6%	17.0%	11.2%	14.2%
Non-GAAP adjusted fixed currency operating income margin	15.2%	18.2%	13.2%	15.5%
Non-GAAP acquisition adjusted fixed currency operating income margin	15.5%	18.2%	13.4%	15.5%

Interest expense, net
Reported GAAP interest expense, net	$134.8	$46.1	$241.8	$144.6
Special (gains) and charges, after tax	83.1	-	83.8	0.2
Non-GAAP adjusted interest expense, net	$51.7	$46.1	$158.0	$144.4

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2020	2019	2020	2019
Net Income from continuing operations attributable to Ecolab
Reported GAAP net income from continuing operations attributable to Ecolab	$246.2	$435.9	$667.1	$1,030.9
Special (gains) and charges, after tax	98.5	23.8	200.3	80.9
Discrete tax net expense (benefit)	(12.4)	(13.6)	(56.8)	(39.8)
Non-GAAP adjusted net income from continuing operations attributable to Ecolab	$332.3	$446.1	$810.6	$1,072.0

Diluted EPS from continuing operations attributable to Ecolab
Reported GAAP diluted EPS from continuing operations	$0.85	$1.49	$2.29	$3.52
Special (gains) and charges, after tax	0.34	0.08	0.69	0.28
Discrete tax net expense (benefit)	(0.04)	(0.05)	(0.20)	(0.14)
Non-GAAP adjusted diluted EPS from continuing operations	$1.15	$1.52	$2.79	$3.66

Provision for Income Taxes
Reported GAAP tax rate	14.5%	15.9%	13.2%	16.2%
Special gains and charges	2.6	1.2	1.6	1.0
Discrete tax items	2.9	2.5	5.5	2.9
Non-GAAP adjusted tax rate	20.0%	19.6%	20.3%	20.1%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended September 30
(unaudited)	2020			2019
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,491.1	(36.2)	$1,454.9	$1,517.1	(16.7)	$1,500.4
Global Institutional & Specialty	901.3	(4.3)	897.0	1,150.6	-	1,150.6
Global Healthcare & Life Sciences	320.9	(6.5)	314.4	243.9	(0.5)	243.4
Other	285.7	-	285.7	323.1	-	323.1
Corporate	48.2	(48.2)	-	-	-	-
Subtotal at fixed currency rates	3,047.2	(95.2)	2,952.0	3,234.7	(17.2)	3,217.5
Currency impact	(28.6)			(10.7)
Consolidated reported GAAP net sales	$3,018.6			$3,224.0

Operating Income
Global Industrial	$297.8	(4.4)	$293.4	$249.8	(1.1)	$248.7
Global Institutional & Specialty	82.6	(0.8)	81.8	280.9	-	280.9
Global Healthcare & Life Sciences	66.0	(0.2)	65.8	36.3	(0.1)	36.2
Other	45.2	-	45.2	51.4	-	51.4
Corporate	(29.9)	-	(29.9)	(30.2)	-	(30.2)
Adjusted at fixed currency rates	461.7	(5.4)	456.3	588.2	(1.2)	587.0
Special (gains) and charges	44.5			36.3
Reported OI at fixed currency rates	417.2			551.9
Currency impact	(5.8)			(2.9)
Consolidated reported GAAP operating income	$411.4			$549.0

	Nine Months Ended September 30
	2020			2019
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$4,410.3	($45.0)	$4,365.3	$4,414.8	($17.4)	$4,397.4
Global Institutional & Specialty	2,695.8	(31.3)	2,664.5	3,283.3	-	3,283.3
Global Healthcare & Life Sciences	875.0	(21.9)	853.1	723.7	(0.9)	722.8
Other	810.4	(1.0)	809.4	904.0	(0.1)	903.9
Corporate	60.5	(60.5)	-	-	-	-
Subtotal at fixed currency rates	8,852.0	(159.7)	8,692.3	9,325.8	(18.4)	9,307.4
Currency impact	(127.1)			(8.0)
Consolidated reported GAAP net sales	$8,724.9			$9,317.8

Operating Income
Global Industrial	$787.4	($5.4)	$782.0	$632.1	($1.0)	$631.1
Global Institutional & Specialty	228.0	(2.2)	225.8	690.1	-	690.1
Global Healthcare & Life Sciences	154.5	0.4	154.9	92.3	(0.1)	92.2
Other	88.1	(0.2)	87.9	119.0	(0.1)	118.9
Corporate	(89.8)	-	(89.8)	(91.0)	-	(91.0)
Adjusted at fixed currency rates	1,168.2	(7.4)	1,160.8	1,442.5	(1.2)	1,441.3
Special (gains) and charges	165.9			111.6
Reported OI at fixed currency rates	1,002.3			1,330.9
Currency impact	(22.7)			(3.9)
Consolidated reported GAAP operating income	$979.6			$1,327.0

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share from continuing operations, as reported, to the non-GAAP measure of adjusted diluted earnings per share from continuing operations.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2019	2019	2019	2019	2019	2019	2019
Diluted earnings per share, as reported (U.S. GAAP)	$0.86	$1.18	$2.04	$1.49	$3.52	$1.35	$4.87
Adjustments:
Special (gains) and charges (1)	0.11	0.09	0.20	0.08	0.28	0.16	0.44
Discrete tax expense (benefits) (2)	(0.09)	0.00	(0.09)	(0.05)	(0.14)	(0.06)	(0.20)
Adjusted diluted earnings per share (Non-GAAP)	$0.88	$1.27	$2.14	$1.52	$3.66	$1.45	$5.12

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2020	2020	2020	2020	2020	2020	2020
Diluted earnings per share, as reported (U.S. GAAP)	$1.00	$0.44	$1.44	$0.85	$2.29
Adjustments:
Special (gains) and charges (3)	0.06	0.29	0.35	0.34	0.69
Discrete tax expense (benefits) (4)	(0.07)	(0.08)	(0.15)	(0.04)	(0.20)
Adjusted diluted earnings per share (Non-GAAP)	$0.99	$0.65	$1.64	$1.15	$2.79

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2019 were $31.9 million, $25.2 million, $23.8 million and $47.4 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges include restructuring charges primarily related to the efficiency initiative, acquisition and integration charges, a Healthcare product recall charges and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2019 were ($27.4) million, 1.2 million, ($13.6) million and ($17.9) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits, changes in tax laws, and reserve releases offset by finalization of audits and other discrete taxes.

(3) Special (gains) and charges for 2020 includes charges of $18.5 million, $83.3 million and $98.5 million, net of tax in the first, second and third quarters, respectively. Charges include disposal and impairment charges, charges for pay protection for certain employees impacted by COVID-19 net of government subsidies, restructuring charges relating to the efficiency initiative, acquisition and integration charges, Healthcare product recall charges, debt extinguishment charges and litigation and other charges.

(4) Discrete tax expenses (benefits) for 2020 includes ($21.9) million, ($22.5) million and ($12.4) million in the first, second and third quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits, off-set by other discrete tax expense.